Exhibit 10.1

EXECUTION COPY

INCREMENTAL FACILITY JOINDER AGREEMENT

INCREMENTAL FACILITY JOINDER AGREEMENT dated as of August 12, 2014 (this “Incremental Joinder”), by and among AKORN INC., a Louisiana corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) under the Loan Agreement (as defined below), each INCREMENTAL TERM LENDER (as defined below) and each of the other LOAN PARTIES party hereto.

WHEREAS, reference is hereby made to the Loan Agreement, dated as of April 17, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”), among the Borrower, the other Loan Parties from time to time party thereto, each Lender from time to time party thereto, and the Administrative Agent;

WHEREAS, pursuant to Section 2.09 of the Loan Agreement, the Borrower may request the establishment of an Incremental Term Facility by, among other things, entering into an Incremental Term Facility Joinder Agreement in accordance with the terms and conditions of the Loan Agreement;

WHEREAS, the Borrower has notified the Administrative Agent that it is requesting the establishment of an Incremental Term Facility in an aggregate principal amount of $445,000,000 (the “Incremental Term Loans” and the commitments relating thereto, the “Incremental Term Loan Commitments”) pursuant to Section 2.09(a) of the Loan Agreement; and

WHEREAS, the Persons party to this Incremental Joinder as lenders with respect to the Incremental Term Loans (such Persons and any permitted assignees thereof, the “Incremental Term Lenders”) have indicated their willingness to lend such Incremental Term Loans on the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Defined Terms; References.

(a) Capitalized terms used but not defined herein have the meaning provided in the Loan Agreement. As used in this Incremental Joinder, the following terms have the meanings specified below:

“Arrangers” means, collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Inc. and Wells Fargo Securities, LLC.

“Closing Date Guarantors” means, collectively, the Target and its Subsidiaries.

“Commitment Parties” means, collectively, JPMorgan Chase Bank, N.A., Bank of America, N.A., Deutsche Bank AG New York Branch, Wells Fargo Bank, National Association and the Arrangers.

“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.08, 3.18 and 3.19 of the Loan Agreement and in Sections 7(a), 7(b), 7(c) and 7(d) hereof.

“Target” means VPI Holdings Corp., a Delaware corporation.

“Target Acquisition” means the Borrower’s acquisition, directly or indirectly, of the Target pursuant to the Target Acquisition Agreement.

“Target Acquisition Agreement” means the Agreement and Plan of Merger, dated as of May 9, 2014, among the Borrower, as Purchaser, Akorn Enterprises II, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower, as the Acquisition Subsidiary, the Target, as the Company, and Tailwind Management LP, a Delaware limited partnership, as the Equityholder Representative, together with all exhibits, schedules and disclosure letters thereto.

“Target Material Adverse Effect” means any effect, change, development, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, assets or properties, liabilities, condition (financial or otherwise) or results of operations of the Target and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any effect resulting from the occurrence of any of the following be considered a Target Material Adverse Effect: (a) any change in general economic or political conditions or changes affecting the industry generally in which the Target or any Company Subsidiary operates, so long as such change does not have a disproportionate impact on the Target and the Company Subsidiaries, taken as a whole; (b) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof so long as such event does not have  a disproportionate impact on the Target and the Company Subsidiaries, taken as a whole; (c) any adverse change arising from or relating to any change in accounting requirements applicable to the Target or any Company Subsidiary (including GAAP) or to any change in Laws or Orders applicable to the Target or any Company Subsidiary or, in each case, in the interpretation thereof; (d) the announcement of the Target Acquisition Agreement or the transactions contemplated by the Target Acquisition Agreement or other communication by the Borrower of its plans or intentions with respect to the Target or any Company Subsidiary; (e) the consummation of the transactions contemplated by the Target Acquisition Agreement or any actions by the Borrower, the Acquisition Subsidiary, the Target or any Company Subsidiary taken pursuant to the Target Acquisition Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Target or the Company Subsidiaries with other Persons, including Governmental Authorities, customers, suppliers, officers or employees; (f) any failure by the Target to meet any internal, published or analysts’ projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Target Acquisition Agreement (it being understood that the effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Target Material Adverse Effect” may be deemed to constitute a Target Material Adverse Effect or be taken into account in determining whether a Target Material Adverse Effect has occurred); (g) any adverse change arising from or relating to the approval or launch of, or any change in the pricing of, any pharmaceutical product; or (h) any matter disclosed on the Disclosure Schedule; or (ii) the ability of the Target to consummate the Merger and the other transactions contemplated by the Target Acquisition Agreement and to perform its obligations under the Target Acquisition Agreement (it being understood and agreed that capitalized terms used but not defined in the foregoing definition shall have the meanings set forth in the Target Acquisition Agreement).

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Incremental Joinder and the related Loan Documents, (b) the borrowing of the Incremental Term Loans, (c) the use of the proceeds thereof and (d) the consummation of the Target Acquisition.

(b) Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Loan Agreement shall, after this Incremental Joinder becomes effective, refer to the Loan Agreement as amended hereby. This Incremental Joinder is an “Incremental Term Facility Joinder Agreement” and a “Loan Document,” in each case, as defined under the Loan Agreement.

Section 2. Incremental Term Loans.

(a) Subject to the terms and conditions set forth herein, each Incremental Term Lender severally agrees to make Incremental Term Loans to the Borrower on the Incremental Facility Closing Date (as defined below) in the amount of such Incremental Term Lender’s Incremental Term Loan Commitment as set forth on Schedule A hereto.  The Incremental Term Loans shall be “Loans” for all purposes under the Loan Agreement and each of the other Loan Documents and shall have terms identical to the Loans outstanding under the Loan Agreement immediately prior to the date hereof (the “Existing Term Loans”), except as otherwise set forth in this Incremental Joinder.

(b) Each Incremental Term Lender acknowledges and agrees that upon the Incremental Facility Closing Date, such Incremental Term Lender shall be a “Lender” under, and for all purposes of, the Loan Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

Section 3. Maturity Date. The Incremental Term Loans will mature on April 16, 2021 (the “Incremental Term Loan Maturity Date”).

Section 4. Amortization. Section 2.10(a) of the Loan Agreement shall be deemed amended to reflect that the Borrower shall repay to the Administrative Agent for the ratable account of each Incremental Term Lender, in quarterly installments on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter ending after the Incremental Facility Closing Date, a principal amount in respect of the Incremental Term Loans equal to 0.25% of the original principal amount of the Incremental Term Loans with the final installment on the Incremental Term Loan Maturity Date equal to the remaining outstanding amount of the Incremental Term Loans.

Section 5. Loan Agreement Governs. Except as set forth in this Incremental Joinder, the Incremental Term Loans shall have identical terms as the Existing Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Lenders, of the Loan Agreement and the other Loan Documents, each reference to a “Loan” or “Loans” in the Loan Agreement shall be deemed to include the Incremental Term Loans and other related terms will have correlative meanings mutatis mutandis.

Section 6. Effectiveness. This Incremental Joinder shall become effective as of the date hereof (the “Incremental Facility Closing Date”), subject to the satisfaction of the following conditions:

(a) the Administrative Agent shall have received (i) counterparts of this Incremental Joinder duly executed and delivered by the Borrower, the other Loan Parties, each Incremental Term Lender and the Administrative Agent and (ii) Joinder Agreements from each of the Closing Date Guarantors;

(b) the Administrative Agent shall have received an irrevocable notice of Borrowing with respect to the Incremental Term Loans, signed by the Borrower, not later than 11:00 a.m., New York City time, one (1) Business Day before the Incremental Facility Closing Date if the Incremental Term Loans shall initially be ABR Loans or three (3) Business Days before the Incremental Facility Closing Date if the Incremental Term Loans shall initially be Eurodollar Loans, in form and substance reasonably satisfactory to the Administrative Agent;

(c)  the Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Incremental Facility Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution and delivery of, and performance under, this Incremental Joinder and any Loan Documents executed in connection with the Transactions, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction;

(d) the Administrative Agent’s shall have received customary duly executed opinions of Polsinelli PC, primary counsel for the Loan Parties, and Jones Walker LLP, special Louisiana counsel for the Loan Parties, in each case, dated the Incremental Facility Closing Date and reasonably satisfactory to the Administrative Agent;

(e)  the Administrative Agent shall have received a certificate signed by the chief financial officer of the Borrower certifying the following:  (i) such of the representations made by or with respect to Target in the Target Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its applicable Affiliates have the right to terminate their obligations under the Target Acquisition Agreement or decline to consummate the Target Acquisition (in accordance with the terms thereof) as a result of a breach of such representations in the Target Acquisition Agreement, are true and correct, (ii) the Specified Representations are true and correct in all material respects as of the Incremental Facility Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, in which case such representation and warranty are true and correct in all material respects as of the respective date or respective period, as the case may be), (iii) since the date of the Target Acquisition Agreement, there have not occurred or exists any event, change occurrence, circumstance, effect or condition which (individually or in the aggregate) has had, or would reasonably be expected to have, a Target Material Adverse Effect and (iv) the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent;

(f) the Target Acquisition Agreement (including, but not limited to, all schedules and exhibits thereto) shall be in full force and effect and the Target Acquisition shall be consummated pursuant to the Target Acquisition Agreement substantially concurrently with the making of the Incremental Term Loans without giving effect to any amendments, consents or waivers by the Borrower (or the Borrower’s Affiliates) thereto or modifications to the provisions thereof that, in any such case, are materially adverse to the interests of the Arrangers, the Administrative Agent or the Lenders without the consent of the Arrangers and the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed;

(g) the Commitment Parties shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Target for the fiscal years of the Target ended 2011, 2012 and 2013 and each fiscal year of the Target ended thereafter and at least 90 days prior to the Incremental Facility Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter of the Target (other than the fourth fiscal quarter of any fiscal year of the Target) ended after the close of its most recent fiscal year and at least 45 days prior to the Incremental Facility Closing Date, and (3) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of the last day of the most recently delivered financial statements pursuant to the foregoing, prepared after giving effect to the Transactions;

(h) all fees and expenses earned, due and payable to the Administrative Agent, the Commitment Parties and the Incremental Term Lenders required to be paid on the Incremental Facility Closing Date for which invoices have been received at least two (2) days in advance shall have been paid;

 (i)  on the Incremental Facility Closing Date, after giving effect to the Transactions, none of the Borrower, the Target and any of their Subsidiaries shall have any material third-party indebtedness for borrowed money other than (i) the Incremental Term Loans, (ii) the indebtedness under the Loan Agreement, the indebtedness under the ABL Credit Agreement and the indebtedness under the Existing Convertible Notes, (iii) in the case of the Target and its Subsidiaries, indebtedness permitted to be incurred or to remain outstanding pursuant to the Target Acquisition Agreement and (iv) in the case of the Borrower and its Subsidiaries, other indebtedness permitted under the Loan Agreement; and

(j) each of the applicable conditions precedent for the Incremental Term Loans set forth in Section 2.09 of the Loan Agreement shall have been satisfied.

Section 7. Representations and Warranties. By its execution of this Incremental Joinder, each Loan Party hereby certifies that:

(a) The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  This Incremental Joinder has been duly executed and delivered by each Loan Party. This Incremental Joinder constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Transactions will not violate or result in a default under any certificate or articles of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents of any Loan Party.

(c) Immediately after the consummation of the Transactions to occur on the Incremental Facility Closing Date,  (a) the sum of the Indebtedness (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the assets of the Borrower and its Subsidiaries at a fair valuation, taken as a whole, on a going concern basis; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated on the Incremental Facility Closing Date and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, Indebtedness including current obligations beyond their ability to pay such Indebtedness as it matures (in the ordinary course of business).  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(d) The provisions of the Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) Liens in favor of the ABL Representative with respect to the ABL First Priority Collateral, to the extent permitted pursuant to the Intercreditor Agreement; provided that, notwithstanding the foregoing, no Collateral shall be required to be provided on the Incremental Facility Closing Date and this representation and warranty shall not be deemed to be untrue or incorrect as a result of the failure of any Loan Party to provide Collateral on the Incremental Facility Closing Date.

(e) After giving effect to this Incremental Joinder, the representations and warranties made by it in the Loan Documents are true and correct in all material respects as of the date hereof (except in the case of any representation and warranty which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be).

(f) Before and immediately after giving effect to this Incremental Joinder, no Default or Event of Default shall have occurred and be continuing.

Section 8. Use of Proceeds. The Borrower covenants and agrees that it will use the proceeds of the Incremental Term Loans to finance a portion of the Transactions (including payment of Transaction-related costs and expenses, upfront fees and original issue discount and repayment of certain Indebtedness of the Target).

Section 9. Acknowledgments. Each Loan Party hereby expressly acknowledges the terms of this Incremental Joinder and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Incremental Joinder and the transactions contemplated hereby, (ii) its guarantee of the Secured Obligations (including, without limitation, the Incremental Term Loans) under the Loan Documents and (iii) its grant of Liens on the Collateral to secure the Secured Obligations (including, without limitation, the Obligations with respect to the Incremental Term Loans) pursuant to the Loan Documents.

Section 10. Amendment, Modification and Waiver. This Incremental Joinder may not be amended, modified or waived except pursuant to a writing signed by each of the parties hereto.

Section 11. Liens Unimpaired. After giving effect to this Incremental Joinder, neither the modification of the Loan Agreement effected pursuant to this Incremental Joinder nor the execution, delivery, performance or effectiveness of this Incremental Joinder:

(a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 12. Entire Agreement. This Incremental Joinder, the Loan Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Incremental Joinder shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Loan Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Loan Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Loan Agreement as amended hereby and that this Incremental Joinder is a Loan Document.

Section 13. GOVERNING LAW. THIS INCREMENTAL JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTIONS 9.09 AND 9.10 OF THE LOAN AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS INCREMENTAL JOINDER AND SHALL APPLY HERETO.

Section 14. Severability. If any provision of this Incremental Joinder is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Incremental Joinder shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15. Counterparts. This Incremental Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic means of an executed counterpart of a signature page to this Incremental Joinder shall be effective as delivery of an original executed counterpart of this Incremental Joinder.

Section 16. Headings. The headings of this Incremental Joinder are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Joinder as of the date first written above.

AKORN, INC., as Borrower		AKORN ANIMAL HEALTH, INC., as Loan Party

By:	/s/ Joseph Bonaccorsi	By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi		Name: Joseph Bonaccorsi
Title: Sr. Vice President and Secretary		Title: Secretary

AKORN (NEW JERSEY), INC., as a Loan Party		AKORN SALES, INC., as a Loan Party

By:	/s/ Joseph Bonaccorsi	By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi		Name: Joseph Bonaccorsi
Title: Secretary		Title: Secretary

OAK PHARMACEUTICALS, INC., as a Loan Party		INSPIRE PHARMACEUTICALS, INC., as a Loan Party

By:	/s/ Joseph Bonaccorsi	By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi		Name: Joseph Bonaccorsi
Title: Secretary		Title: Secretary

ADVANCED VISION RESEARCH, INC., as a Loan Party		HI-TECH PHARMACAL CO., INC., as a Loan Party

By:	/s/ Joseph Bonaccorsi	By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi		Name: Joseph Bonaccorsi
Title: Secretary		Title: Secretary

AKORN OPHTHALMICS, INC., as a Loan Party		10 EDISON STREET LLC, as a Loan Party
By: Hi-Tech Pharmacal Co., Inc., Member,

By:	/s/ Joseph Bonaccorsi	By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi		Name: Joseph Bonaccorsi
Title: Secretary		Title: Secretary

13 EDISON STREET LLC, as a Loan Party
By: Hi-Tech Pharmacal Co., Inc., Member,

		By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi
Title: Secretary

Signature Page to
Incremental Facility Joinder Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Incremental Term Lender

By:	/s/ Bill Oferchick
Name: Bill Oferchick
Title: Managing Director

Signature Page to
Incremental Facility Joinder Agreement

SCHEDULE A
TO INCREMENTAL FACILITY JOINDER AGREEMENT

Name of Incremental Term Lender	Amount
JPMORGAN CHASE BANK, N.A.	$445,000,000